Exhibit 99.1

PRESS RELEASE

Naugatuck Valley Financial Corporation Financial Reports Results

for the Quarter and Year Ended December 31, 2012

Naugatuck, CT, April 1, 2013. Naugatuck Valley Financial Corporation (the “Company”) (NASDAQ Global Market: “NVSL”), the parent company of Naugatuck Valley Savings and Loan (the “Bank”), announced a net loss of $5.7 million for the quarter ended December 31, 2012, compared to a net loss of $6 thousand for the quarter ended December 31, 2011. In addition, the Company announced a net loss of $15.2 million for the year ended December 31, 2012, compared to net income of $1.6 million for the year ended December 31, 2011. Earnings (loss) per common share – basic and diluted – for the quarter and year ended December 31, 2012 were ($0.86) and ($2.31) respectively, compared to ($0.01) and $0.24 for the quarter and year ended December 31, 2011, respectively. The $15.2 million loss in 2012 resulted from the $17.7 million provision for loan losses. The provision was driven by the higher charge offs of $11.3 million in 2012, as well as the higher allowance for loan losses that was indicated by the credit quality indicators of the Company’s loan portfolio.

Due primarily to the magnitude of the operating loss incurred in 2012, the deferred tax asset (DTA) of $5.4 million that had previously been recognized was offset by a DTA reserve of $5.4 million in the fourth quarter, increasing the operating loss for the quarter. Under the Internal Revenue Code, the Company has twenty years to utilize its net operating losses.

William C. Calderara, President and CEO, commented: “2012 was the beginning of a rebuilding period for Naugatuck Valley Financial Corporation. We have a strong capital base and during the year we bolstered loan loss reserves. Although nonperforming assets increased year over year, we remain focused on our efforts to improve asset quality and to reduce nonperforming assets as experienced in the fourth quarter of 2012.”

Final financial results for the year ended December 31, 2012 are included in the Company’s Form 10-K which the Company intends to file on April 1, 2013 with the Securities and Exchange Commission (“SEC”). Please refer to the Company’s Form 10-K for a detailed discussion of the Company’s financial results for the year ended December 31, 2012. The Company’s Form 10-K will be available via the “Filings” section of the SEC’s website at www.sec.gov.

About Naugatuck Valley Savings and Loan

Naugatuck Valley Savings and Loan is headquartered in Naugatuck, Connecticut with nine other branches in Southwest Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.

Forward-Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Selected Consolidated Financial Data

(Unaudited)

(In thousands)

SELECTED FINANCIAL CONDITION DATA

	December 31,	December 31,
(In thousands)	2012	2011	Difference
ASSETS
Cash and due from depository institutions	$23,123	$15,436	$7,687
Investment in federal funds	106	2,633	(2,527)
Investment securities	49,003	50,343	(1,340)
Loans held for sale	2,761	2,993	(232)
Loans receivable, net	417,613	466,965	(49,352)
Deferred income taxes	-	2,439	(2,439)
Other assets	33,791	31,411	2,380

Total assets	$526,397	$572,220	$(45,823)

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$402,902	$410,887	$(7,985)
Borrowed funds	47,870	70,817	(22,947)
Other liabilities	8,717	8,202	515

Total liabilities	459,489	489,906	(30,417)

Total stockholders' equity	66,908	82,314	(15,406)

Total liabilities and stockholders' equity	$526,397	$572,220	$(45,823)

SELECTED OPERATIONS DATA

	Three Months Ended		For the Year Ended
	December 31,		December 31,
(In thousands except share and per share data)	2012	2011	2012	2011

Total interest income	$5,719	$6,607	$24,123	$27,165
Total interest expense	1,169	1,691	5,385	8,252
Net interest income	4,550	4,916	18,738	18,913

Provision for loan losses	720	1,620	17,725	4,293

Net interest income after provision for loan losses	3,830	3,296	1,013	14,620

Noninterest income	1,479	1,334	5,113	5,022
Noninterest expense	5,793	1,513	21,226	17,150

Income (loss) before provision for income taxes	(484)	114	(15,100)	2,492
Provision for income taxes	5,212	120	148	850

Net income (loss)	$(5,696)	$(6)	$(15,248)	$1,642

Earnings (loss) per common share - basic and diluted	$(0.86)	$(0.01)	$(2.31)	$0.24

SELECTED FINANCIAL RATIOS

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
SELECTED PERFORMANCE RATIOS: (1)	2012	2011	2012	2011

Return (loss) on average assets	-4.25%	0.00%	-2.75%	0.28%
Return (loss) on average equity	-31.08%	-0.03%	-19.40%	2.40%
Interest rate spread	3.60%	3.37%	3.65%	3.47%
Net interest margin	3.70%	3.40%	3.72%	3.55%
Non-interest expense to average total assets	4.32%	3.13%	3.82%	2.95%

	At December 31,	At September 30,	At June 30,	At March 31,	At December 31,
ASSET QUALITY RATIOS:	2012	2012	2012	2012	2011
(Dollars are in thousands)
Allowance for loan losses	$14,500	$15,800	$10,972	$9,793	$8,053
Allowance for loan losses as a percent of total loans	3.34%	3.60%	2.42%	2.13%	1.70%
Allowance for loan losses as a percent of nonperforming loans	56.05%	62.57%	37.66%	35.82%	32.63%
Net charge-offs to average loans outstanding during the period	2.55%	1.20%	0.21%	0.60%	0.55%
Nonperforming loans (2)	$25,648	$25,251	$29,137	$27,340	$24,681
Nonperforming loans as a percent of total loans	5.94%	5.75%	6.43%	5.94%	5.20%
Nonperforming assets (3)	$26,383	$25,607	$29,540	$28,287	$25,554
Nonperforming assets as a percent of total assets	5.01%	4.72%	5.31%	4.96%	4.47%

(1)	All applicable quarterly ratios reflect annualized figures.
(2)	Nonperforming loans consist of nonaccrual loans and troubled debt restructurings on nonaccrual status.
(3)	Nonperforming assets consist of nonperforming loans, foreclosed real estate and other repossessed assets.

Contact:

Naugatuck Valley Financial Corporation

William C. Calderara

President and Chief Executive Officer

(203) 720-5000